Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

January 10, 2005

Pinnacle Entertainment Experiencing Severe

Weather Conditions at Two of Its Casino Properties

LAS VEGAS, January 10, 2005 — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced today that it is experiencing severe weather conditions at two of its casinos, Belterra Casino Resort and Boomtown Reno.

In southern Indiana, the recent flooding of the Ohio River resulted in the closure of the riverboat casino portion of Belterra at approximately 3:00 a.m. today. Belterra’s land-based facilities, including the hotel and several restaurants, remain open. The Company is offering discounted room rates of $29 per night in order to assist people who may have been displaced from their homes due to the flooding. Pending safe weather conditions, the Company expects Belterra’s riverboat casino to re-open Thursday morning.

In the Reno area, recent snowstorms have resulted in periodic closures, chain controls, or traffic delays along Interstate 80 for eight of the last ten days. While Boomtown Reno remains open, traffic counts on I-80 have declined significantly due to the inclement weather.

“Our overriding priority is the safety of our customers and our employees,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment. “We encourage everyone to be safe during this period, and are hopeful for a quick passage of these storms.”

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s development plans, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, construction-related factors that could prevent the Company from completing its construction and development projects within budget and on time. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.